                                                                    EXHIBIT 23.1



                               Consent of KPMG LLP



The Board of Directors
Tucows Inc.:

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-74010) on Form S-8 of Tucows Inc. of our reports dated (i) February 1, 2002, except as to note 14 which is as of March 25, 2002, related to the consolidated financial statements of Tucows Inc. as of December 31, 2000 and 2001 and the period from May 4, 1999 (commencement of operations) to December 31, 1999 and for the years ended December 31, 2000 and 2001 and (ii) June 9, 2000 related to the financial statements of the Tucows Division of Tucows Interactive Limited for the period from January 1, 1999 to May 3, 1999, which reports appear in the December 31, 2001 Annual Report on Form 10-K of Tucows Inc.


/s/ KPMG LLP
------------------

Toronto, Canada
April 1, 2002